Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
Jan. 27, 2010

Tellabs to hold 2010 Annual Meeting of Stockholders on April 29

Vincent H. Tobkin nominated for election; Fred A. Krehbiel will retire

Naperville, Ill., — Tellabs will hold its 2010 Annual Meeting of Stockholders on April 29, 2010, at 2 p.m. Central Daylight Time at Northern Illinois University, 1120 East Diehl Road, Naperville, Ill.

Directors up for re-election are Michael J. Birck, Linda Wells Kahangi, and Robert W. Pullen. Current director Fred A. Krehbiel will retire after 25 years of serving as a Tellabs director. The nominating and governance committee has recommended the election of Vincent H. Tobkin, a senior advisor at Bain & Company, to the Tellabs board.

Vincent H. Tobkin, 58, is a senior advisor, a retired director and global telecom/technology practice leader of Bain & Company. Previously, he was a general partner and a founder of Sierra Ventures, a startup-oriented venture capital firm, and partner and consultant with McKinsey and Company. Tobkin holds a S.B. and a S.M. in electrical engineering from Massachusetts Institute of Technology, an M.B.A. from Harvard University and a J.D. from Harvard University. For a photo of Vincent Tobkin, see http://www.tellabs.com/news/photos/tobkin.jpg.

“Vince brings a vast knowledge of the telecommunications industry and business practices to help Tellabs focus on executing our strategy,” said Tellabs chairman Michael J. Birck. “Although Fred will be tough to follow, we believe that Vince is committed to helping our customers succeed and growing the company with innovative products.”

Fred A. Krehbiel, 68, serves as a co-chairman of Molex Incorporated since 1999. Previously, he was Molex co-chairman and chief executive officer 2004-2005; chairman of the board and chief executive officer 1993-1999; vice chairman and chief executive officer 1988-1993. He joined Tellabs’ Board of Directors in 1985 and has served continuously since then.

“I want to personally thank Fred Krehbiel for his quarter-century of service to Tellabs shareholders as a director,” said Tellabs chairman Michael J. Birck. “Fred’s business acumen and dedication have been a tremendous asset to Tellabs, and we wish him well in his future endeavors.”

Stockholders will also vote on the ratification of Ernst & Young LLP as Tellabs’ independent auditors for 2010.

Simultaneous Webcast — Internet users can hear a simultaneous webcast of the Tellabs annual meeting at 2 p.m. Central Daylight Time on April 29, at www.tellabs.com; click on the webcast icon.

About Tellabs — Tellabs helps customers succeed through innovation. That’s why 43 of the top 50 global telecom service providers choose our mobile, optical and business solutions. We help telecom service providers, independent operating companies, MSO/cable TV companies, enterprises and government agencies get ahead by adding revenue, reducing expenses and optimizing networks. With wireless and wireline networks in more than 90 countries, we enrich people’s lives by innovating the way the world connects™. Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P 500 and several corporate responsibility indexes including Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. http://www.tellabs.com

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MEDIA CONTACTS: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

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